Exhibit 4.2

                                 HEMOXYMED, INC.
                         COMMON STOCK WARRANT AGREEMENT


THIS AGREEMENT ("Agreement") is made this ____ day of _______________, 200 , between Hemoxymed, Inc., a Delaware corporation ("Hemoxymed" or the "Company"), and _____________________________________ (the "Shareholder").

1.     Grant of Common Stock Warrants

       Upon the signing of the release attached as Exhibit A and upon the closing of a merger between Hemoxymed and Molecular Geriatrics Corp., Hemoxymed hereby grants Shareholder Common Stock Warrants ("Warrants") to purchase up to shares of its Common stock ($0.0025 par value), subject to the following terms and conditions:

       a)     The Warrants exercise price shall be $0.0001 per share.

       b) Shareholder may purchase the shares exercisable under this Agreement within 7 years from the date of this Agreement.

       c) Shareholder may not sell the shares of common stock underlying the warrants in this Agreement for one year from the date of this Agreement.

2.     Change in Capitalization

       Subject to any required action by the shareholders of the Company, the number of shares of common stock covered by each outstanding Warrant and the number of shares of common stock which have been authorized for issuance under this Agreement, as well as the price per share of common stock covered by each such Warrant, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."

3.     Merger or Asset Sale

       In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Warrant shall be assumed or an equivalent warrant or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

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4.     Tax Consequences

       Shareholder has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Shareholder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Shareholder understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

5.     Investment Representations; Restrictions on Transfer

       a) In connection with the purchase of the Shares, Shareholder represents to the Company the following:

              (1) Shareholder is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the shares of common stock. Upon exercise of the Warrants, Shareholder will be purchasing these shares of common stock for investment for his own account only and not with a view to, or for resale in connection with, and "distribution" thereof within the meaning of the Securities Act of 1933, as amended.

6.     Registration of shares of common stock underlying this Agreement

       The Company agrees to register the shares of common stock underlying this Agreement with the next available registration statement filed by the Company.

7.     General Provisions

       a) This Agreement shall be governed by the laws of the State of Delaware. This Agreement represents the entire agreement between the parties with respect to the issuance of Common Stock Warrants to Shareholder and may only be modified or amended in writing signed by both parties.

       b) Any notice, demand or request required or permitted to be given by either the Company of Shareholder pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First class with postage prepaid, and addressed to the parties at the addressed of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

       c) The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company's successors and assigns. The rights and obligations of Shareholder under this Warrant Agreement may only be assigned with the prior written consent of the Company.

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       d)     Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

8. Shareholder and the Company agree upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

9. IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.



SHAREHOLDER

By:
   ----------------------------------------       ------------------------------
                                                  Date

Name:
     --------------------------------------

Address:
        -----------------------------------




COMPANY - HEMOXymed, Inc.
a Delaware corporation


By:
   ----------------------------------------       ------------------------------
   Judson A. Cooper - Director                    Date

By:
   ----------------------------------------       ------------------------------
   Joshua D. Schein - Director                    Date